Exhibit 10.1

SEPARATION AND TRANSITION AGREEMENT AND GENERAL RELEASE

DAVID M.K. METZGER

This Separation and Transition Agreement and General Release (“Agreement”) is hereby entered into as of the Effective Date as defined in paragraph 18) between RE/MAX Holdings, Inc. (“Holdings”), RIHI, Inc. f/k/a RE/MAX International Holdings, Inc. (“RIHI”), RMCO, LLC and RE/MAX, LLC, (which together with their affiliates and their respective shareholders, directors, officers, employees, representatives, predecessors, successors, assigns and/or any person who acted on behalf of RIHI and/or RE/MAX, LLC or on instruction from RIHI and/or RE/MAX, LLC are collectively referred to as  “RE/MAX” or “Company”) and DAVID M. K. METZGER (hereinafter “Employee”), who are collectively referred to herein as the “Parties” and each as a “Party.”

WHEREAS, Employee is employed with RE/MAX;

WHEREAS, Employee and RE/MAX entered into an Employment Agreement (“Employment Agreement”) effective as of March 1, 2010 which is currently in effect;

WHEREAS, Employee and Holdings entered into an Indemnification Agreement dated on or about October 1, 2013 (the “Indemnification Agreement”);

WHEREAS, Holdings has provided Employee with a Notice of Restricted Stock Award dated October 9, 2013, accompanied by a Restricted Stock Unit Agreement (“First RSU Agreement”) both of which were acknowledged by the Executive as of October 10, 2013, granting Employee an award of 11,364 restricted stock units (“Restricted Stock Units”) of which 3,788 will be unvested on the Separation Date, with one share of Class A common stock of Holdings (the “Common Stock”) issuable for each Restricted Stock Unit in accordance with the terms of the First RSU Agreement;

WHEREAS, Holdings has provided Employee with a Notice of Restricted Stock Award dated March 11, 2015, accompanied by a Restricted Stock Unit Agreement (“Second RSU Agreement”) both of which were acknowledged by the Executive as of April 6, 2015, granting Employee an award of 8,321 Restricted Stock Units, all of which will be unvested on the Separation Date, with one share of Common Stock issuable for each Restricted Stock Unit in accordance with the terms of the Second RSU Agreement;

WHEREAS, Employee is eligible to receive an annual performance-based bonus (the “Performance Bonus”) based upon the performance of the Company and/or upon the performance of Employee against a plan and/or goals adopted by the Company for 2015;

WHEREAS, the parties have agreed that the Employment Agreement and Employee’s employment will be terminated pursuant to Section 3(b)(i) of the Employment Agreement and to provide the consideration set forth herein; and

WHEREAS, RE/MAX has agreed to employ Employee through March 31, 2016 and to provide him with pay and benefits, which he would not otherwise receive, as consideration for Employee entering into this Agreement as well as an additional severance agreement pursuant to which Employee and RE/MAX agree to settle, fully and finally, all matters between them.

THEREFORE, in consideration of the terms and promises made in this Agreement, which Employee agrees are sufficient consideration to him in exchange for signing and not revoking this Agreement, the Parties agree as follows:

1. Incorporation of Recitals. The above recitals are incorporated herein by reference.

2. Employee’s Separation. Employee’s employment with the Company will terminate effective as of March 31, 2016 (the “Separation Date”). Employee hereby resigns, effective as of the Separation Date, all positions, duties, authorities and responsibilities with, arising out of or relating to his employment with the Company and its subsidiaries and affiliates and agrees to use his commercially reasonable efforts to execute any and all additional documents that may be required to effectuate such resignation. Unless otherwise provided specifically herein, the Employment Agreement is hereby terminated as of the Effective Date and the Parties shall thereafter have no further obligations to each other thereunder except as specifically provided in this Agreement.

3. Transition Period. From the Effective Date of this Agreement through the Separation Date, Employee agrees that he will have the interim title of Holdings Co-Chief Financial Officer.
4. Consideration for Agreement. In consideration of his signature and non-revocation of this Agreement, Holdings shall provide to Employee the following separation benefits:

(a) Salary Continuation.  Continued payment of his current base salary at the annual rate of Five Hundred Seventy-Five Thousand Dollars ($575,000) (“Base Salary”) from the Effective Date (as defined in paragraph 16) through March 31, 2016;

(b) Performance Bonus.Employee will continue to be eligible for the Performance Bonus for 2015 to which Employee would otherwise be eligible pursuant to his 2015 Performance and Incentive Plan.  Once the amount, if any, is determined, it shall be paid in a lump sum at the time bonuses are paid to officers of the Company, but in no event later than March 1, 2016.

(a) 401(k) Participation.Nothing contained in this Agreement will disqualify Employee from participation in the Company’s 401(k) plan through the Separation Date.

5. Consideration for Second Release. In consideration of his signature and non-revocation of a second release, attached hereto as Exhibit “A” (to be executed not before March 31, 2016 and no later than April 22, 2016), (“Second Release”), Holdings shall provide Employee the following additional benefits:

(a) Separation Pay. Within ten days following the Effective Date of the Second Release, Holdings will pay Employee five hundred and seventy-five thousand dollars ($575,000.00); and

(b) Restricted Stock Units.    Upon the Effective Date of the Second Release, the 12,109 Restricted Stock Units that otherwise would be unvested on the Separation Date shall automatically vest. The shares of Common Stock for all of the foregoing Restricted Stock Units shall be issued to the Employee as soon as practicable after the Effective Date of the Second Release.  Holdings shall provide for all tax payments under Section 5 of the Restricted Stock Agreement by share withholding unless the Employee provides written notice to Holdings, to the attention of its General Counsel, no later than March 20, 2016, that the Employee wishes to make other arrangements for the satisfaction of such tax payments;

The adequacy of the consideration for this Agreement, including without limitation that provided for in paragraph 4 above (“Salary Continuation”), as well as the adequacy of the consideration to be given in exchange for the Second Release, including without limitation that provided for in paragraph 5 above (“Separation Benefits”) is hereby acknowledged.  Employee agrees that he is not otherwise entitled to the Salary Continuation and Separation Benefits and acknowledges that, except as expressly provided in this Agreement, he will not receive any additional severance or benefits.   Payment of the Salary Continuation shall be made in accordance with the normal payroll schedule of RE/MAX, LLC beginning with the first regularly scheduled pay date following the Effective Date.

RE/MAX shall treat such payment(s) as income to Employee from which ordinary federal, state and local withholding and taxes shall be deducted.  Employee will indemnify and hold RE/MAX harmless from any cost, liability or expense, including reasonable attorney’s fees, arising from the taxation, if any, of any amounts received by Employee pursuant to this Agreement, including but not limited to any penalties or administrative expenses.

PLEASE READ CAREFULLY.  THESE SECTIONS INCLUDE A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

6. General Release.

(a) General Release.  Employee agrees that, in consideration of the Salary Continuation as well as the Separation Benefits described in paragraph 4, above, he will, and hereby does, forever and irrevocably release and discharge RE/MAX, its officers, directors, employees, independent contractors, agents, affiliates, parents, subsidiaries, divisions, predecessors, employee benefit plans, purchasers, assigns, representatives, successors and successors in interest (herein collectively referred to as “Releasees”) from any and all claims, actions, agreements causes of action, damages of any kind, demands, debts, defenses, grievances, obligations, contracts, complaints, promises, judgments, expenses, costs, attorneys’ fees, compensation, and liabilities, known or unknown, whatsoever which he now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, occurrence, or transaction on or before the date of this Agreement, including without limitation his employment and separation of employment from RE/MAX.  This is a General Release.  Employee expressly acknowledges that this General Release includes, but is not limited to, Employee’s intent to release RE/MAX from any claim relating to his employment at RE/MAX, including, but not limited to, tort and contract claims, claims for contribution or indemnity, wrongful discharge claims, pension claims, workers compensation claims, defamation claims, emotional distress claims, employee benefit claims, severance benefits

(except to the extent explicitly provided in this Agreement), arbitration claims, statutory claims, injunction claims, claims for damages, claims under any state, local or federal wage and hour law or wage payment or collection law, and claims of discrimination, retaliation or harassment based on age, race, color, sex, religion, handicap, disability, national origin, ancestry, citizenship, marital status, sexual orientation, genetic information or any other protected basis, or any other claim of employment discrimination, retaliation or harassment under the Family and Medical Leave Act (“FMLA”) (29 U.S.C. §§ 2601 et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Age Discrimination In Employment Act (including the Older Workers Benefit Protection Act) (29 U.S.C. §§ 626 et seq., “ADEA”), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq., “Title VII”), the Employee Retirement Income Security Act (29 U.S.C. §§ 1001 et seq.), the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. §§ 1161 et seq.), the Genetic Information Nondiscrimination Act of 2008 (42 U.S.C. §§ 2000ff et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Colorado Anti-Discrimination Act, or any other federal, state, or local law, regulation or ordinance prohibiting employment discrimination or governing employment, or the failure of any compensation, benefit, severance, or retirement plan or arrangement of RE/MAX to which Employee is a participant, party, or beneficiary (including this Second Release) to fail to comply with or be operated in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, or any similar state or local tax law.  The Parties agree that this General Release provision, and the covenant not to sue provision below, survives and remains in full force and effect in the event RE/MAX or any Releasee institutes an action or proceeding against Employee for breach of any provision of this Agreement.  The Parties agree that this General Release does not release any claims arising out of an alleged breach of this Agreement.

7. Agreement Not to Sue.  Employee represents and agrees that he has not, by himself or on his behalf, instituted, prosecuted, filed, or processed any litigation, claims or proceedings against RE/MAX or any Releasees.  Employee agrees, to the maximum extent permitted by law, not to make or file any lawsuits, complaints, or other proceedings against RE/MAX or any Releasee or to join in any such lawsuits, complaints, or other proceedings against RE/MAX or Releasees concerning any matter relating to his employment with RE/MAX or that arose on or prior to the date of this Agreement.  The Parties agree that to the extent, if any, Employee may have a non-waivable right to file or participate in a claim or charge against RE/MAX or Releasees, this Agreement shall not be intended to waive such a right to file or participate.  Employee further agrees, to the maximum extent permitted by law, that he shall not obtain, and hereby waives any right or entitlement to obtain, any relief or damages (whether legal, monetary, equitable, or other) from such a non-waivable claim or charge, whether the same is filed by Employee or on his behalf or by another.  Employee further agrees and covenants that, to the maximum extent permitted by law, he will not encourage or voluntarily assist or aid in any way others in making or filing any lawsuits, complaints, or other proceedings against RE/MAX, or any other Releasee.

8. No Admission of Liability; Reporting.  Employee agrees that the above-mentioned consideration is not to be construed as an admission of any wrongdoing or liability on the part of RE/MAX under any statute or otherwise.  Employee further agrees that he is not a prevailing party and that he is not entitled to any costs, expenses or attorney's fees from RE/MAX.  Further, Employee represents that he has reported in writing to the Company’s General Counsel any and all concerns he has regarding known or suspected ethical or compliance issues or violations of law or regulations by the Company or any of its officers, directors, employees, representatives or agents and will report any such concerns that may arise before the Separation Date.

9. Restrictive Covenants.

(a) Confidentiality.  In the course of his employment by the Company, Employee had access to Confidential Information (as defined below) of the Company and its affiliates, subsidiaries and franchisees.  Employee agrees to maintain the strict confidentiality of all Confidential Information.  For purposes of this Agreement, “Confidential Information” shall mean all non-public information and materials of the Company, including information and materials received by the Company from third parties, concerning the Company’s business practices and operations.  Confidential Information shall include, but not be limited to, information or data contained in the Company’s financial records, regional and franchise agreements, media and marketing techniques and arrangements, contemplated products and services, purchasing information and other business, strategic and operational data of the Company and its affiliates, subsidiaries and franchises.  Confidential Information includes all other information and materials which are of a proprietary or confidential nature, even if they are not marked as such.  Upon his Separation Date, Employee shall promptly return all Company property, including but not limited to all Confidential Information, retaining no copies.  This provision shall survive the termination of this Agreement indefinitely.

(b) Intellectual Property.  Employee recognizes and agrees that all copyrights, trademarks, patents, and other intellectual property rights to works or marks arising in, from or in connection with Employee’s employment by the Company, and that were within the scope of Employee’s employment by the Company, are the sole and exclusive property of the Company.  Employee agrees not to assert any such rights against the Company or any third party.  Employee agrees to assign, and hereby does assign, to the Company all rights, if any, in or to such works or marks that may have accrued to Employee during his employment.

(c) Agreement Not to Solicit Employees.  For a period of twelve (12) months following the Separation Date, Employee shall not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit or recruit (or attempt to solicit or recruit) any person employed by the Company to end their employment with the Company or to provide services to Employee or any other business, organization, program, or activity.

(d) Agreement Not to Solicit Clients / Franchisees.  For a period of twelve (12) months following the Separation Date, Employee shall not directly or indirectly solicit any RE/MAX master franchisee, RE/MAX franchisee, RE/MAX sales associate or RE/MAX vendor, approved supplier or marketing partner to cease doing business with the Company or to otherwise do business with Employee or any entity that directly competes with the Company  in the areas of franchising real estate brokerages, real estate brokerage, insurance brokerage (hereinafter the "Company's Business"). Employee shall not advise or consult with any RE/MAX Master Franchisee or RE/MAX Franchisee, for the benefit of such master franchisee or franchisee in any way that is adverse to RE/MAX or on the terms of any contract or relationship between such master franchisee or franchisee and RE/MAX.

(e) Agreement Not to Compete.  For a period of twelve (12) months immediately following the Separation Date, Employee shall not, either directly or indirectly, accept employment or perform services on behalf of himself or any individual or entity that directly competes with the Company in the Company’s Business.

(f) Non-Disparagement.  Employee agrees to represent the Company in a positive light and not to disparage or in any way communicate to any person or entity any negative information or opinion concerning the Company, its subsidiaries and affiliates, or any of their its past, present or future partners, members, family members, shareholders, officers, directors, employees, franchisees or agents, or any of them.   This provision shall not prohibit Employee from making any statements or taking any actions required by law, or reporting any actions or inactions Employee believes to be unlawful.  This provision shall not be interpreted to require or encourage Employee to make any misrepresentations.

(g) Reasonableness of Covenants.  Employee acknowledges and agrees that the Company conducts the Company’s Business throughout the United States and internationally, that the above covenants cannot be meaningfully restricted geographically, and that the covenants reasonably restrict Employee from competing in any market – domestic or foreign – in which the Company conducts the Company’s Business.

(h) Enforcement Provisions.

i. The covenants stated above are intended to be separate and divisible provisions, and if, for any reason, any one or more of such provisions shall be held to be invalid or unenforceable, in whole or in part, it is agreed that the invalidity or unenforceability of such provision(s) shall not be held to affect the validity or enforceability of any other provision set forth in this Agreement.

ii. By signing below, Employee acknowledges and agrees that breach of any of the above covenants will cause the Company irreparable injury that cannot be reasonably or adequately compensated by damages in an action at law.  Accordingly, the Company shall be entitled to injunctive relief for any breach, or anticipated breach, of the covenants in addition to any other rights or remedies the Company may have.

iii. If Employee breaches any provision of the covenants during the term of any of the Separation Benefits, the Company shall provide Employee notice of its contention that such breach has occurred together with a description of the manner in which the Company contends that Employee breached, and shall thereafter have no further obligation to pay the Separation Benefits, without waiver of any other remedy.

(i) Agreement Freely Entered.  Employee agrees that he has read the above covenants in their entirety and understands all of their terms and conditions, that he has had the opportunity to consult with any individuals of his choice regarding his agreement to the provisions contained herein, including legal counsel of his choice, that he is entering into these covenants of his own free will, without coercion from any source.  Employee agrees that such provisions are reasonable and necessary to protect the interests of the Company.

10. Indemnification and D&O Coverage.

(a) Indemnification.  The Company agrees that if Employee is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (“Proceeding”) by reason of the fact that he was a director, officer, executive, agent, manager, consultant or representative of the Company or was serving at the request of the Company or in connection with his duties hereunder as a director, officer, member, executive, agent, manager, consultant, trustee or representative of another person, or if any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information (“Request”) is made, or threatened to be made, that arises out of or relates to and concerns lawful actions of the Employee taken in the scope of Employee’s employment with the Company or in any of the foregoing capacities, then the Employee shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s by-laws or Board resolutions or, if greater, by applicable law, against any and all costs, claims, causes of action expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Employee in connection with a Proceeding or Request.  Such indemnification shall continue as to Employee even after he has ceased to be a director, member, executive, employee, officer, agent, manager, consultant, trustee or representative of the Company or other person and shall inure to the benefit of Employee’s heirs, executors and administrators.  The Company shall advance to Employee all costs and expenses incurred by him in connection with any Proceeding or Request within fifteen (15) days after receiving written notice from Employee requesting an advance.  Employee’s notice shall include, to the extent required by applicable law, an undertaking by Employee to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.

(b) D&O Insurance.  For such period as may be necessary under applicable statutes of limitation, the Company shall keep in place a directors and officers liability insurance policy (or policies) providing coverage to Employee for claims relating to or arising out of his employment with the Company.

(c) Indemnification Agreement. The Indemnification Agreement shall remain in full force and effect.

11. Employee Cooperation.  Employee agrees to cooperate with RE/MAX regarding any pending or subsequently filed litigation, proceeding, claim or other disputed item involving RE/MAX that relates to matters within the knowledge or responsibility of Employee during his employment.  Without limiting the foregoing, Employee agrees: (i) to meet with RE/MAX's representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this paragraph; (ii) to provide truthful testimony to any court, agency or other adjudicatory body; (iii) to notify RE/MAX within three (3) business days if Employee is contacted by any adverse party or by any representative of an adverse party; and (iv) not to assist any adverse party or any adverse party's representatives, except as may be required by law.  Employee shall be entitled to reimbursement for all properly documented expenses reasonably incurred in connection with rendering services under the Section, including but not limited to, reimbursement for all reasonable travel, lodging, meal expenses and legal fees and Employee shall be entitled to a per diem amount for his services equal to his annualized Base Salary under this Agreement divided by two hundred and forty (240).

12. Non-Disparagement.  The Company agrees to cause its Section 16 Officers only to represent Employee in a positive light and not to disparage or in any way communicate to any person or entity any negative information or opinion concerning the Employee.  This provision shall not prohibit the Company from making any statements or taking any actions required by law, or reporting any actions or inactions the Company believes to be unlawful.  This provision shall not be interpreted to require or encourage the Company to make any misrepresentations.

13. Tax Liability.  Except as otherwise required by applicable law, Employee agrees that he will be exclusively liable for the payment of any taxes, including without limitation, federal, state or local income taxes, social security taxes, or any other taxes, arising out of or resulting from the consideration and/or other benefits paid to him hereunder other than applicable federal, state and local taxes that are normally payable by an employer from the employer’s funds, such as FUTA/SUTA and the employer’s portion of FICA, and Employee hereby represents that he will pay any such taxes which may be due at the time and in the amount required.  RE/MAX will have the right to deduct from any compensation payable to Employee under this Agreement all federal, state and local income taxes, social security taxes and such other mandatory deductions as may now be in effect or may be enacted or required after the Effective Date of this Agreement.

Employee agrees to indemnify, defend and hold RE/MAX harmless from payment of any taxes (excluding federal and state unemployment taxes and RE/MAX’s share of social security taxes) which any government agency determines should have been deducted from any consideration paid to Employee by RE/MAX and which were not in fact withheld.

14. Section 409A.

(a) In General.  The intent of the Parties hereto is that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and that the payments and benefits under this Agreement not be subject to any additional tax or interest imposed by Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance with such intentions.  At the request of the Company, Employee shall perform any act or refrain from any act reasonably required to comply with any correction procedure under Section 409A.  For purposes of this Agreement, the payments described in Section 4 and 5 are intended to be exempt or excepted from Section 409A to the maximum extent provided under Section 409A as follows:  (i) each payment that is scheduled to be made following Employee's date of termination of employment or otherwise upon the lapse of a substantial risk of forfeiture and within the applicable 2 1/2 month period specified in Treas. Reg.§ 1.409A-1(b)(4) is intended to be a short-term deferral described in Treas. Reg. § 1.409A-1 (b)(4); and (ii) each payment, or the portion of any payment, that is not otherwise a short-term deferral is intended to be separation pay due to involuntary separation from service described in Treas. Reg. § 1.409A-1 (b)(9)(iii), separation pay described in Treas. Reg.§ 1.409A-l(b)(9)(v)(D), or otherwise excluded from Section 409A.  Employee shall have no right to designate the year of payment of any amount payable under this Agreement.

(b) Separation from Service.  Any compensation or benefit payable under this Agreement that is payable upon Employee's termination of employment shall be payable only upon Employee's “separation from service” within the meaning of Section 409A.

(c) Specified Employee.  If, at the time of a Separation from Service of the Employee, the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) (a “Specified Employee”), then any payments and benefits that are nonqualified deferred compensation  within the meaning of 409A that would otherwise have been payable as a result of, and within the first six (6) months following, the Employee’s “separation from service” within the meaning of Section 409A, and not by reason of another event under IRC Section 409A(a)(2)(A), will become payable six (6) months and one (1) day following the date of the Employee’s separation from service or, if earlier, the date of Employee’s death.

(d) Stock-Based Awards.  The vesting of any stock-based compensation awards that are nonqualified deferred compensation within the meaning of Section 409A and are held by the Employee, if the Employee is a Specified Employee, shall be accelerated in accordance with this Agreement to the extent applicable; provided, however, that the payment in settlement of any such awards shall occur on the date that is six (6) months and one (1) day following the date of the Employee’s separation from service.

(e) Installments.  Employee's right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments, and  each payment hereunder shall at all times be considered a separately identified, determinable, designated and/or distinct payment for purposes of Section 409A.

(f) Reimbursements.  To the extent that any reimbursements payable to Employee pursuant to this Agreement are subject to the provisions of Section 409A, such reimbursements shall be paid to Employee no later than December  31 of the year following the year in which the cost was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; and Employee's right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

15. Binding Upon Successors.  The Parties further agree that this Agreement shall be binding upon and inure to the benefit of the personal representatives, heirs, executors, and administrators of Employee and the heirs, executors, administrators, affiliates, successors, predecessors, subsidiaries, divisions, officers, purchasers, agents, assigns, representatives, directors and employees of RE/MAX. RE/MAX agrees that, in the event the Company is acquired or sold, the obligations of paragraphs 4,  5,  6, 7,  9,  10 and 17 shall continue in full force and effect.

16. Governing Law.  The Parties agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of Colorado regardless of any principles of conflicts of laws or choice of laws of any jurisdiction.  The Parties agree that the federal and state courts located in Colorado shall have sole and exclusive jurisdiction and venue to hear and determine any dispute or controversy arising under or concerning this Agreement. In any dispute arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees and costs.

17. Severability; Interpretation of Agreement.  If any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

18. Time to Consider Agreement; Revocation.  Employee understands that he has twenty-one (21) days from the date of his receipt of this Agreement to consider his decision to sign it, and that he may unilaterally waive this period at his election.  Employee’s signature on this Agreement constitutes an express waiver of the twenty-one (21) day period.  The Parties agree that any revisions or modifications to this Agreement, whether material or immaterial, will not and did not restart this time period.  Employee acknowledges that he may revoke this Agreement for up to and including seven (7) days after his execution of this Agreement.  Therefore, the “Effective Date” of this Agreement shall be the eighth day following Employee’s execution of the same.

19. Full and Complete Agreement.  The Parties agree and understand that no promises, covenants, representations, understandings or warranties have been made other than those expressly contained herein, and that this Agreement constitutes the entire agreement between the Parties except for those portions of the Indemnification Agreement and the First and Second RSU Agreements referenced above.  The Parties agree that this Agreement shall not be modified except in writing signed by each of the Parties hereto.

20. Agreement Freely Entered.  Employee represents that he has carefully read this Agreement, that he understands all of its terms, that he had a reasonable amount of time to consider his decision to sign it, that he has been advised in writing and has had the opportunity to discuss all the terms of this Agreement with an attorney of his choice, that in executing this Agreement he does not rely and has not relied upon any representation or statement made by any of RE/MAX’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement, and that he enters into this Agreement voluntarily, of his own free will, without any duress and with knowledge of its meaning and effect.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the dates set forth below.

/s/ David M. K. Metzger David M. K. Metzger	January 7, 2016 Date
/s/ David L. Liniger David L. Liniger, Chairman and CEO For: RE/MAX Holdings, Inc.	January 7, 2016 Date
/s/ David L. Liniger David L. Liniger, Chairman and CEO For: RE/MAX, LLC	January 7, 2016 Date
/s/ David L. Liniger David L. Liniger, Chairman and CEO For: RIHI, Inc.	January 7, 2016 Date

Exhibit A

Second Release Agreement

SECOND RELEASE AGREEMENT

DAVID M.K. METZGER

This Second Release Agreement ("Second Release") is hereby entered into as of the Effective Date (as defined in paragraph 11) between RE/MAX Holdings, Inc. (“Holdings”), RIHI, Inc. f/k/a RE/MAX  International  Holdings, Inc. (“RIHI”), RMCO, LLC and RE/MAX, LLC, (which together with their affiliates and their respective shareholders, directors, officers, employees, representatives, predecessors, successors, assigns and/or any person who acted on behalf of RIHI and/or RE/MAX, LLC or on instruction from RIHI and/or RE/MAX, LLC are collectively  referred to as  “RE/MAX” or the “Company”) and DAVID M. K. METZGER  (hereinafter “Employee”), who are collectively referred to herein as the “Parties” and each as a “Party.”

WHEREAS, Employee’s employment with the Company ended effective at the close of business on March 31, 2016 (the “Separation Date”);

WHEREAS, Employee executed a Separation and Transition Agreement and General Release (“Transition Agreement”) which contained terms and promises as well as the requirement that Employee sign this Second Release (“Second Release”) to receive the consideration referenced in Section 5(a) and 5(b) in the Transition Agreement.

THEREFORE, in consideration of the terms and promises made in the Transition Agreement as well as in the Second Release, which Employee agrees are sufficient consideration to him in exchange for signing and not revoking this Second Release, the Parties agree as follows:

1. Incorporation of Recitals. The above recitals as well as the terms and promises of the Transition Agreement are incorporated herein by reference.

2. Payment of all Earned Compensation. Employee acknowledges and declares that, he has been fully compensated for all work performed and time he has worked while employed by RE/MAX, and that he is not owed any compensation, wages, salary, payments, bonus, equity interest, remuneration or income from RE/MAX of any kind, except as provided in this Second Release.

3. Consideration for Second Release.  In consideration of his signature and non-revocation of this Second Release, RE/MAX shall provide to Employee the benefits referenced in Section 5(a) and 5(b) of the Transition Agreement.

The adequacy of the consideration for this Second Release is hereby acknowledged. Employee agrees that he would not otherwise be entitled to the Benefits in the Second Release, and that he will not receive any additional severance or benefits, other than as provided for in this Second Release and the Transition Agreement.

1

PLEASE READ CAREFULLY.  THESE SECTIONS INCLUDE A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

4. General Release.

(a) General Release.    Employee agrees that, in consideration  of the payments described in paragraph  3,  above, he will, and hereby does, forever and irrevocably release and discharge RE/MAX, its officers, directors, employees, independent contractors, agents, affiliates, parents, subsidiaries, divisions,  predecessors, employee benefit plans, purchasers, assigns, representatives, successors and successors in interest (herein collectively  referred to as "Releasees") from any and all claims, actions, Agreements causes of action, damages of any kind, demands, debts, defenses, grievances, obligations, contracts, complaints, promises, judgments, expenses, costs, attorneys' fees, compensation, and liabilities, known or unknown, whatsoever which he now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, occurrence, or transaction on or before the date of this Second Release, including without limitation his employment  and separation of employment  from RE/MAX.  THIS IS A GENERAL RELEASE.  Employee expressly acknowledges that this General Release includes, but is not limited to, Employee's intent to release RE/MAX from any claim relating to his employment at RE/MAX, including,  but not limited to, tort and contract claims, claims for contribution or indemnity, wrongful discharge claims, pension claims, workers compensation claims, defamation claims, emotional distress claims, employee benefit claims, severance benefits (except to the extent explicitly provided in this Second Release), arbitration claims, statutory claims, injunction claims, claims for damages, claims under any state, local or federal wage and hour law or wage payment or collection  law, and claims of discrimination, retaliation  or harassment  based on age, race, color, sex, religion, handicap, disability, national origin, ancestry, citizenship, marital status, sexual orientation, genetic information  or any other protected basis, or any other claim of employment discrimination, retaliation or harassment under the Family and Medical Leave Act ("FMLA") (29 U.S.C. §§ 2601 et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation  Act of 1973 (29 U.S.C. §§ 701 et seq.), the Age Discrimination In Employment Act (including  the Older Workers Benefit Protection Act) (29 U.S.C. §§ 626 et seq. "ADEA''), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq. "Title VII"), the Employee Retirement Income Security Act (29 U.S.C. §§ 1001 et seq.), the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. §§ 1161 et seq.), the Genetic Information Nondiscrimination Act of 2008 (42 U.S.C. §§ 2000ff et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Colorado Anti-Discrimination Act, or any other federal, state, or local law, regulation or ordinance prohibiting employment discrimination or governing employment, or the failure of any compensation, benefit, severance, or retirement plan or arrangement of RE/MAX to which Employee is a participant, party, or beneficiary (including this Second Release) to fail to comply with or be operated in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, or any similar state or local tax law.  The Parties agree that this General Release provision, and the covenant not to sue provision below, survives and remains in full force and effect in the event RE/MAX or any Releasee institutes an action or proceeding against Employee for breach of any provision of this Second Release.   The Parties agree that this General

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Release does not release any claims arising out of any alleged breach of this Second Release.

(b) Effective as of the Separation Date, the Company forever releases and discharges the Employee, the Employee's heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, from any and all claims of any kind arising out of, or related to, Employee's employment and separation from employment with the Company and the Company Affiliated Entities, which the Company now has or may have against the Employee, whether known or unknown to the Company, and whether vicarious, derivative, or direct (the “Employee Release”).  Notwithstanding anything else herein to the contrary, this Section 4(b) shall not affect and does not release any claims that arise after the date the Company executes this Second Release.

5. Agreement Not to Sue.

(a) Employee represents and agrees that he has not, by himself or on his behalf, instituted, prosecuted, filed, or processed any litigation, claims or proceedings against RE/MAX or any Releasees.  Employee agrees, to the maximum extent permitted by law, not to make or file any lawsuits, complaints, or other proceedings against RE/MAX or any Releasee or to join in any such lawsuits, complaints, or other proceedings against RE/MAX or Releasees concerning any matter relating to his employment with RE/MAX or that arose on or prior to the date of this Second Release.  The Parties agree that to the extent, if any, Employee may have a non-waivable right to file or participate in a claim or charge against RE/MAX or Releasees, this Second Release shall not be intended to waive such a right to file or participate. Employee further agrees, to the maximum extent permitted by law, that he shall not obtain, and hereby waives any right or entitlement to obtain, any relief or damages (whether legal, monetary, equitable, or other) from such a non-waivable claim or charge, whether the same is filed by Employee or on his behalf or by another. Employee further agrees and covenants that, to the maximum extent permitted by law, he will not encourage or voluntarily assist or aid in any way others in making or filing any lawsuits, complaints, or other proceedings against RE/MAX, or any other Releasee.

(b)  RE/MAX represents and agrees that it has not instituted, prosecuted, filed, or processed any litigation, claims or proceedings against Employee.  RE/MAX agrees, to the maximum extent permitted by law, not to make or file any lawsuits, complaints, or other proceedings against Employee or to join in any such lawsuits, complaints, or other proceedings against Employee concerning any matter relating to his employment with RE/MAX or that arose on or prior to the date of this Second Release.

6. No Admission of Liability; Reporting.  Employee agrees that the above-mentioned consideration is not to be construed as an admission of any wrongdoing or liability on the part of RE/MAX under any statute or otherwise.  Employee further agrees that he is not a prevailing party and that he is not entitled to any costs, expenses or attorney's fees from RE/MAX.  Further, Employee represents that he has reported in writing to the Company’s General Counsel any and all concerns he has regarding known or suspected ethical or compliance issues or violations of law or regulations by the Company or any of its officers, directors, employees, representatives or agents.

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7. Section 409A.

(a) In General.  The intent of the Parties hereto is that this Second Release comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and that the payments and benefits under this Second Release not be subject to any additional tax or interest imposed by Section 409A and, accordingly, to the maximum extent permitted, this Second Release shall be interpreted in accordance with such intentions.  At the request of the Company, Employee shall perform any act or refrain from any act reasonably required to comply with any correction procedure under Section 409A.  For purposes of this Second Release, the payments described in Section 3 are intended to be exempt or excepted from Section 409A to the maximum extent provided under Section 409A as follows:  (i) each payment that is scheduled to be made following Employee's date of termination of employment or otherwise upon the lapse of a substantial risk of forfeiture and within the applicable 2 1/2 month period specified in Treas. Reg.§ 1.409A-1(b)(4) is intended to be a short-term deferral described in Treas. Reg. § 1.409A-1 (b)(4); and (ii) each payment, or the portion of any payment, that is not otherwise a short-term deferral is intended to be separation  pay due to involuntary separation from service described in Treas. Reg. § 1.409A-1 (b)(9)(iii), separation  pay described  in Treas. Reg.§ 1.409A-l(b)(9)(v)(D), or otherwise excluded from Section 409A.  Employee shall have no right to designate the year of payment of any amount payable under this Second Release.

(b) Separation from Service.  Any compensation or benefit payable under this Second Release that is payable upon Employee's termination of employment shall be payable only upon Employee's “separation from service” within the meaning of Section 409A.

(c) Specified Employee.  If, at the time of a Separation from Service of the Employee, the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) (a “Specified Employee”), then any payments and benefits that are nonqualified deferred compensation  within the meaning of 409A that would otherwise have been payable as a result of, and within the first six (6) months following, the Employee’s “separation from service” within the meaning of Section 409A, and not by reason of another event under IRC Section 409A(a)(2)(A), will become payable six (6) months and one (1) day following the date of the Employee’s separation from service or, if earlier, the date of Employee’s death.

(d) Stock-Based Awards.  The vesting of any stock-based compensation awards that are nonqualified deferred compensation within the meaning of Section 409A and are held by the Employee, if the Employee is a Specified Employee, shall be accelerated in accordance with this Second Release to the extent applicable; provided, however, that the payment in settlement of any such awards shall occur on the date that is six (6) months and one (1) day following the date of the Employee’s separation from service.

(e) Installments.  Employee's right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments, and each payment hereunder shall at all times be considered a separately identified, determinable, designated and/or distinct payment for purposes of Section 409A.

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(f) Reimbursements.  To the extent that any reimbursements payable to Employee pursuant to this Second Release are subject to the provisions of Section 409A, such reimbursements shall be paid to Employee no later than December 31 of the year following the year in which the cost was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; and Employee's right to reimbursement under this Second Release will not be subject to liquidation or exchange for another benefit.

8. Binding Upon Successors.  The Parties further agree that this Second Release shall be binding upon and inure to the benefit of the personal  representatives, heirs, executors, and administrators of Employee and the heirs, executors, administrators, affiliates, successors, predecessors, subsidiaries, divisions, officers, purchasers, agents, assigns, representatives, directors and employees of RE/MAX. RE/MAX agrees that, in the event it is acquired or sold, the parties’ obligations in the Transition Agreement as well as this Second Release shall continue in full force and effect.

9. Governing Law.  The Parties agree that this Second Release and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of Colorado regardless of any principles of conflicts of laws or choice of laws of any jurisdiction.  The Parties agree that the federal and state courts located in Colorado shall have sole and exclusive jurisdiction and venue to hear and determine any dispute or controversy arising under or concerning this Second Release. In any dispute arising out of this Second Release, the prevailing party shall be entitled to recover reasonable attorney fees and costs.

10. Severability; Interpretation of Agreement.  If any terms of the above provisions of this Second Release are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect.  The language of all parts of this Second Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

11. Time to Consider Agreement; Revocation.  Employee understands that he has twenty-one (21) days from the date of his receipt of this Second Release to consider his decision to sign it, and that he may unilaterally waive this period at his election.  Employee's signature on this Second Release constitutes an express waiver of the twenty-one (21) day period.  The Parties agree that any revisions or modifications to this Second Release, whether material or immaterial, will not and did not restart this time period.  Employee acknowledges that he may revoke this Second Release for up to and including seven (7) days after his execution of this Second Release.   Therefore, the “Effective Date” of this Second Release shall be the eighth day following Employee's execution of the same.

12. Full and Complete Agreements.  The Parties agree and understand that no promises, covenants, representations, understandings or warranties have been made other than those expressly contained in the Transition Agreement or as contained herein, and that the Transition Agreement and the Second Release together constitute the entire Agreement between the Parties. The Parties agree that the Transition Agreement and the Second Release shall not be modified except in writing signed by each of the Parties hereto. The parties agree that all provisions of the Transition Agreement shall survive the execution of the Second Release.

13. Agreement Freely Entered. Each Party represents to the other Parties that it carefully read this Second Release, that it understands all of the terms hereof, that it had a

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reasonable amount of time to consider its decision to sign this Second Release, that it has been advised in writing and has had the opportunity to discuss all the terms of this Second Release with an attorney of its choice, that in executing this Second Release it does not rely and has not relied upon any representation or statement made by any other Party nor the agents, representatives or attorneys of such Party with regard to the subject matter, basis, or effect of the Second Release, and that it enters into this Second Release voluntarily, of its own free will, without any duress and with knowledge of its meaning and effect.

14. Agreement Null and Void.  Employee understands that if Employee does not sign this Agreement by the 22nd day after Employee’s Separation Date, this Agreement shall be deemed null and void, and the offer set forth herein shall be withdrawn.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the dates set forth below.

David M. K. Metzger	April, 2016 Date
David L. Liniger, Chairman and CEO For: RE/MAX Holdings, Inc.	April, 2016 Date
David L. Liniger, Chairman and CEO For: RE/MAX, LLC	April, 2016 Date
David L. Liniger, Chairman and CEO For: RIHI, Inc.	April, 2016 Date

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